Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement No. 3 dated June 8, 2005

to the Prospectus dated March 21, 2005 and

the Prospectus Supplement dated March 30, 2005.

$300,000,000

PRUDENTIAL FINANCIAL, INC.

FLOATING-RATE MEDIUM-TERM NOTES, SERIES C

DUE JUNE 13, 2008

The following parties have agreed to sell the notes in the allocations set forth below:

Blaylock & Company, Inc.	$120,000,000
The Williams Capital Group, L.P.	120,000,000
J.P. Morgan Securities Inc.	30,000,000
Loop Capital Markets, LLC	10,000,000
Muriel Siebert & Co., Inc.	10,000,000
Samuel A. Ramirez & Co., Inc.	10,000,000

TOTAL	$300,000,000

Each of the parties listed above will purchase its allocation of the notes directly from Prudential Financial, Inc. (the “Company”), except in the case of Blaylock & Company, Inc. (“Blaylock”), in respect of which J.P. Morgan Securities Inc. (“JPMorgan”) has agreed to purchase directly from the Company the allocation of the notes to be sold by Blaylock in addition to the allocation to be sold by JPMorgan itself. In connection with this arrangement, Blaylock has the right to return to JPMorgan any allocation of the notes that Blaylock is not otherwise able to sell by the end of the day today.

The notes being purchased have the following terms:

STATED MATURITY: June 13, 2008

SPECIFIED CURRENCY: U.S. Dollars

principal: U.S. Dollars

interest: U.S. Dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: June 13, 2005

ORIGINAL ISSUE PRICE: 100%

UNDERWRITERS COMMISSION: 0.225%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.775% or $299,325,000.00

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAF2

ISIN No. US74432QAF28

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: No

INTEREST RATE IS FLOATING: Yes

Base Rate: LIBOR

Base Rate Source: LIBOR Telerate

Initial Interest Rate: 3.54%

Spread, if any: 0.15%

Spread Multiplier, if any: Not applicable

Interest Reset Date(s): September 13, December 13, March 13, June 13

Interest Payment Date(s): September 13, December 13, March 13, June 13

Index Maturity: 3 months

Maximum Interest Rate, if any: Not applicable

Minimum Interest Rate, if any: Not applicable

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

The first sentence under the heading “Validity of the Notes” beginning on page S-45 of the Prospectus Supplement is hereby amended to read in its entirety as follows:

“Unless otherwise specified in the applicable pricing supplement, the validity of the notes will be passed upon for Prudential Financial, Inc. by corporate counsel for Prudential Financial, Inc., who may be any one of Susan L. Blount, Esq., Brian J. Morris, Esq. or Stephen W. Gauster, Esq., and for the agents by Cleary Gottlieb Steen & Hamilton LLP.”

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $222,612.

Blaylock & Company, Inc.	The Williams Capital Group, L.P.

JPMorgan

Loop Capital Markets, LLC

Ramirez & Co., Inc.

Siebert Capital Markets